UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 15, 2007

BRE Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA		94105-2712
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 15, 2007, we announced that our board of directors approved regular common and preferred stock dividends for the quarter ending March 31, 2007. All common and preferred dividends will be payable on Friday, March 30, 2007 to shareholders of record on Thursday, March 15, 2007.

Our board of directors approved a 4.7% increase for the 2007 common dividend to $0.5375 per share quarterly. The quarterly dividend payment is equivalent to $2.15 per share on an annualized basis, and represents a yield of approximately 3.2% on yesterday’s closing price of $67.84 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,680 units in California, Arizona and Washington. The company currently has nine other properties in various stages of development and construction, totaling 2,194 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units. As of 12/31/06.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibit Number

99.1          Press Release dated February 15, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: February 15, 2007	By:	/s/ Edward F. Lange, Jr.

-Edward F. Lange, Jr.